Exhibit (h)(7)

AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AND

SHAREHOLDER SERVICES AGREEMENT

THIS AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AND SHAREHOLDER SERVICES AGREEMENT entered into as of January 9, 2015 by and between Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized and existing under the laws of the Commonwealth of Massachusetts (“MassMutual”), and MML Investment Advisers, LLC, a Delaware limited liability company (“MML Advisers”), amends and restates the Sub-Administrative Services Agreement dated as of April 1, 2014 between MassMutual and MML Advisers.

WHEREAS, MML Advisers is a wholly-owned subsidiary of MassMutual; and

WHEREAS, MML Advisers is a party to Amended and Restated Investment Management Agreements (the “Management Agreements”) with MML Series Investment Fund and MML Series Investment Fund II (the “Trusts”), on behalf of certain of their series listed on Appendix A hereto, and Administrative and Shareholder Services Agreements (the “Administration Agreements”) with the Trusts, on behalf of certain of their other series listed on Appendix A and any future series (each series listed on Appendix A being referred to herein as a “Fund”), pursuant to which agreements MML Advisers is required to perform various services for the Funds (collectively, the “Fund Agreements”); and

WHEREAS, MML Advisers desires to retain MassMutual to provide certain of those services to the Funds in satisfaction of MML Advisers’ obligation to provide those services, in return for the compensation provided for in this Agreement; and

WHEREAS, MassMutual is willing to provide those services;

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

1. Administrative and Support Services; Shareholder Services; Obligations of MassMutual. (a) Pursuant to Article II.D of the Management Agreements and Article I.D of the Administration Agreements, MML Advisers hereby employs MassMutual to provide the following services, for the period and on the terms hereinafter set forth:

(i) Administrative services. Except as the parties may otherwise from time to time agree, MassMutual will continuously provide business management services to each Fund and will generally, subject to the general oversight of the Board of Trustees of the Funds (the “Board”) and MML Advisers and except as provided in the next following paragraph, manage all of the business and affairs of the Fund, subject always to the provisions of each Trust’s Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended (the “1940 Act”), and subject, further, to such policies and instructions as the Board or MML Advisers may from time to time establish. The services required to be provided by MassMutual hereunder shall be as specified from time to time by MML Advisers, and may include generally any of the services MML Advisers is required to provide under the relevant Fund Agreements, including without limitation those set forth on Appendix B. Except as the parties may otherwise from time to time agree, MassMutual shall, except as provided in the next following paragraph, advise and assist the officers of the Trusts and MML Advisers in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Funds regarding the conduct of the business of each Fund.

(ii) Shareholder services. Except as the parties may otherwise from time to time agree, MassMutual agrees generally to take steps to provide for shareholder servicing, and such other related services as MML Advisers may from time to time consider appropriate, and to pay such amounts to third parties (who may be affiliates of MML Advisers) in respect of such services as MML Advisers may from time to time consider necessary or appropriate.

MassMutual hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation specified herein. MassMutual shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent MML Advisers or the Funds in any way.

(b) No provision of this Agreement shall be deemed to require MassMutual at any time to provide to a Fund or to any person with respect to any Fund investment research, advice, or supervision, or in any way to advise the Fund or any person acting on behalf of the Fund as to the value of securities or other investments or as to the advisability of investing in, purchasing, or selling securities or other investments.

(c) MassMutual shall timely provide to MML Advisers and the Trusts all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by them or either of them with the requirements of this Agreement or any applicable law.

2. Books and Records. MassMutual (A) shall maintain such books and records with respect to the Funds as are required by law, including without limitation the 1940 Act, and the rules and regulations thereunder, (B) shall render to the Board such periodic and special reports as the Board or MML Advisers may reasonably request in writing, and (C) shall meet with any person at the request of MML Advisers or the Board for the purpose of reviewing MassMutual’s performance under this Agreement at reasonable times and upon reasonable advance written notice. All such books and records shall be the property of the Funds, and MassMutual will surrender promptly to the Funds any of such books and records upon a Fund’s request (provided that MassMutual may retain a copy of such books and records) and shall at all times make all such books and records available for inspection and use by the SEC, the Funds, MML Advisers, or any person retained by the Funds. Where applicable, such books and records shall be maintained by MassMutual for the periods and in the places required by Rule 31a-2 under the 1940 Act.

3. Representations and Undertakings of MassMutual. MassMutual (i) has adopted written policies and procedures that are reasonably designed to prevent violations of the federal securities laws from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to MML Advisers of any violations relating to the Funds; (ii) has met and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization; and (iii) has the authority to enter into and perform the services contemplated by this Agreement. MassMutual agrees to provide reasonable evidence of its compliance with any of the foregoing.

4. Expenses to be Borne by MML Advisers. MML Advisers will be solely responsible for its expenses in providing services to the Funds, but shall not be responsible for paying any expense of any Fund. MassMutual will make available, without expense to a Fund, the services of such of its (or its affiliates’) directors, officers, and employees as may be duly elected Trustees or officers of the Trusts.

5. Fee. (a) In full consideration of the services provided and the expenses borne by MassMutual as contemplated by this Agreement, MML Advisers will pay to MassMutual a quarterly fee (the “Fee”) at a rate agreed from time to time by MML Advisers and MassMutual. The amount of the Fee will take into account, among other things, the costs and expenses which are directly or indirectly related to MassMutual’s provision of the services and may include, by way of example, allocable salaries and benefits, rent and other overhead expenses, utilities, building maintenance services, furniture and other office equipment, supplies, equipment, subscriptions, electronic data processing equipment and other similar expenses.

(b) The Fee shall be payable no later than thirty days following the end of the quarter in question.

6. Standard of Care. MassMutual shall use reasonable care in performing its duties hereunder. In the performances of such duties, MassMutual, its directors, officers, employees, and agents, successors and assigns will be protected and will not be liable for any error of judgment, mistake of law, or any other loss, claim, damages, liabilities, or expenses arising by reason of its acting hereunder, except in the case of the negligence, willful misconduct, bad faith, reckless disregard of duties or obligations hereunder, including knowing violations of law, or fraud of MassMutual, or of its officers, employees, or agents.

7. Legal Advice. MassMutual will be entitled to receive and act upon the advice of legal counsel of its own selection, provided such counsel is chosen with reasonable care and which may be counsel for the Trusts, and will be without liability for any action taken or thing done or omitted to be done in good faith in conformity with such advice. On issues that are related to financial accounting matters, MassMutual will be entitled to receive and act upon the advice of the Trusts’ independent public accountants.

8. Good Faith Reliance. MassMutual will be protected and not be liable for any action taken or omitted to be taken by it in reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

9. Services Not Exclusive. MML Advisers agrees that MassMutual’s services to MML Advisers under this Agreement are not to be exclusive and that MassMutual will be free to render similar services to others.

10. No Partnership or Joint Venture. MML Advisers and MassMutual are not partners or joint venturers with each other, and nothing herein will be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

11. Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall MassMutual be liable to MML Advisers, the Trusts, or any third party for special, punitive, indirect, or consequential damages, even if MassMutual has been advised by the other party of the possibility of such damages.

12. Act of God. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond tis control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. MassMutual and the Trusts shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

13. Duration and Termination of this Agreement. This Agreement will remain in force until terminated in accordance with the terms of this Section 13. This Agreement may be terminated with or without cause at any time by either party on notice to the other party hereto. This Agreement will automatically terminate in the event of its assignment, unless such assignment has been consented to by the parties in advance.

14. Entire Agreement and Amendments Thereto. This Agreement shall constitute the entire agreement between the parties hereto for administrative and support services, and no provision of this Agreement may be changed, waived, discharged or terminated orally but only by an amendment in writing signed by both parties.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise change their construction or effect. References to business titles and names are interpreted to mean any such titles or names used in the future. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by the parties as of the date first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

/s/ Eric Wietsma
Eric Wietsma
Senior Vice President

MML INVESTMENT ADVISERS, LLC

/s/ Eric Wietsma
Eric Wietsma
President

APPENDIX A

MML Series Investment Fund

Funds without an Administrative and Shareholder Services Agreement

MML Conservative Allocation Fund

MML Balanced Allocation Fund

MML Moderate Allocation Fund

MML Growth Allocation Fund

MML Aggressive Allocation Fund

MML Blue Chip Growth Fund

MML Equity Income Fund

MML Foreign Fund

MML Growth & Income Fund

MML Income & Growth Fund

MML Large Cap Growth Fund

MML Managed Volatility Fund

MML Mid Cap Growth Fund

MML Mid Cap Value Fund

MML Small Cap Growth Equity Fund

MML Small/Mid Cap Value Fund

Funds with an Administrative and Shareholder Services Agreement

MML American Funds® Growth Fund

MML American Funds® International Fund

MML American Funds® Core Allocation Fund

MML Equity Index Fund

MML Focused Equity Fund

MML Fundamental Growth Fund

MML Fundamental Value Fund

MML Global Fund

MML International Equity Fund

MML PIMCO Total Return Fund

MML Small Company Value Fund

MML Series Investment Fund II

Funds without an Administrative and Shareholder Services Agreement

MML Blend Fund

MML Equity Fund

MML Inflation-Protected and Income Fund

MML Managed Bond Fund

MML Money Market Fund

MML Small Cap Equity Fund

Funds with an Administrative and Shareholder Services Agreement

MML High Yield Fund

MML Short-Duration Bond Fund

MML Strategic Emerging Markets Fund

APPENDIX B

The services to be provided by MassMutual may include, but are not limited to, the following:

(a)	Maintain office facilities for the Funds.

(b)	Furnish statistical and research data, clerical services and stationery and office supplies.

(c)	Oversee the data compilation for, preparation for execution by the Funds, and filing of all the Funds’ federal and state tax returns and required tax filings other than those required to be made by the Funds’ custodian.

(d)	Oversee the preparation of the Trusts’ annual and semi-annual reports to shareholders.

(e)	Prepare amendments to the Trusts’ registration statements filed with the SEC (on Form N-1A or any successor form).

(f)	Oversee the data compilation for, preparation of, and timely filing of Notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act.

(g)	Provide officers of the Trusts as requested by the Trusts’ Board of Trustees.

(h)	Provide transfer agency services.

(i)	Generally assist in all aspects of the operations of the Funds as requested by MML Advisers from time to time.